Exhibit 4.3

BARD PUERTO RICO
RETIREMENT AND SAVINGS PLAN

PLAN DOCUMENT
(As Amended and Restated as Effective January 1, 2011)

US_ACTIVE-105115414.11-KLBLEY

ARTICLE I
OBJECTIVES
1.01    Establishment of the Plan. Because of the desire to assist its Employees in obtaining financial security for their retirement, C. R. Bard, Inc. (the “Employer”) established effective January 1, 1996 the Plan de Retiro y Ahorro de Bard Puerto Rico (the “Plan”) and the same was qualified under Section 1165 of the Puerto Rico Internal Revenue Code of 1994 (the “1994 PRIRC”). Effective January 1, 2009, the Plan was further amended and restated in its entirety to remove the Board of Directors of the Employer as a fiduciary under the Plan and replace them with three committees: (i) an Investment Committee, which shall have the authority to make investment-related decisions under the Plan; (ii) an Administrative Committee, which shall have the authority to administer the Plan, and authority to amend the Plan, provided that such amendments are not reasonably expected to result in an increase in cost or expense to the Company or its affiliates of $50,000 or more in any Plan Year; and (iii) a Benefits Oversight Committee, which shall have authority at any time and from time-to-time, to modify or amend in whole or in part any or all of the provisions of this Plan. The Plan is further amended and restated, effective January 1, 2011 unless otherwise specified herein, to incorporate the previously approved Plan changes relating to the definition of Basic Salary Deferral Contribution (upon which Matching Contributions are based) and the new performance-based Company Discretionary Contribution, to make certain clarifying changes to the Plan, and to reflect changes under the Puerto Rico Internal Revenue Code for a New Puerto Rico (2011) (“PRIRC”).
The Plan is a profit sharing plan containing a cash or deferred arrangement intended to qualify under section 1081.01(a) and (d) of PRIRC and the trust forming a part thereof is intended to be exempt from taxation under PRIRC Section 1081.01(a) and, pursuant to Section 1022(i)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.02    Objective. The objective of the Plan is to provide Employees of the Employer and any Participating Company with greater personal interest in the success of the enterprise and an added incentive to continue and advance in their employment, to encourage retirement savings on the part of these Employees, and to provide additional financial security for such Employees both before and after their retirement and, in the event of their death, for their beneficiaries.

ARTICLE II
DEFINITIONS
Whenever used in the Plan the following terms shall have the respective meaning set forth below unless a different meaning is clearly required by the context in which the term is used:
2.01    “Account” means, with respect to a Participant or Beneficiary, the value of all Accounts maintained on behalf of that Participant or Beneficiary. An Account may include a Salary Deferral Account, a Rollover Account, a Matching Contributions Account, a Company Basic Contribution Account, a Loan Account, an After-Tax Account, a Qualified Non‑Elective Contribution Account, a Company Discretionary Contribution Account, and/or other accounts that may be required for record keeping.
2.02    “Administrative Committee” means the committee constituted to administer the Plan in accordance with Article XVI.
2.03    “Affiliated Employer” means (a) a corporation which, together with the Company, is a member of a controlled group of corporations (as defined in Section 1010.04 of the PRIRC), (b) a trade or business (whether or not incorporated) which is under common control (as provided in Section 1010.05 of the PRIRC) with the Company, or (c) a corporation, partnership or other entity which, together with the Company, is a member of an affiliated service group (as provided in Section 1081.01(a)(14)(B) of the PRIRC). Effective for Plan Years commencing on or after January 1, 2012 and for purposes of determining the Plan’s compliance with PRIRC Sections 1081.01(a)(3), 1081.01(a)(4) and 1081.01(d)(3), an Affiliated Employer shall mean an entity described in Section 1081.01(a)(14) of the PRIRC, provided that such entity employs employees that are bona fide residents of Puerto Rico.
2.04    “Authorized Leave of Absence” is defined in Article III.
2.05    “Beneficiary” means the person, persons, or entity entitled to receive a Participant’s Account if the Participant dies prior to the distribution of his or her entire Account.
2.06    “Benefits Oversight Committee” means the committee established to amend and to make certain design related changes to the Plan in accordance with Article XVII.
2.07    “Company” means C. R. Bard, Inc. and any successor resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Plan.
2.08    “Compensation” means base pay including payment for meal period but excluding commissions and bonuses received by a participant from a Participating Company during the Plan Year, including any contribution made pursuant to a cash or deferred arrangement qualified under the PRIRC Section 1081.01(d) as reported in form 499R-2/W-2PR. Compensation does not include reimbursements or other expense allowances, overtime pay, fringe benefits, moving expenses, deferred compensation (other than salary deferral contributions under this Plan), welfare benefits and salary continuation pay. For purposes of determining the “Company Basic Contribution” and the “Company Discretionary Contribution” portions to be allocated to a Participant’s Company Basic Contribution Account and/or Company Discretionary Contribution Account, as applicable, on the first day of each Plan Year, compensation shall mean the equivalent to a one day compensation effective as of the first day of the Plan Year in which the Company Basic Contribution and/or the Company Discretionary Contribution, as applicable, is to be allocated, annualized (multiplied by 260) for the corresponding Plan Year. Beginning January 1, 2012, Compensation in excess of $250,000 (as adjusted from time to time in accordance with US Code Section 401(a)(17) and PRIRC Section 1081.01(a)(12) and regulations thereunder) shall not be considered for purposes of determining contributions or benefits under the Plan, or the discrimination tests and limits under 5.01(e).
2.09    “Directors” means the Board of Directors of the Company or a Participating Company (or its or their delegate).
2.10    “Disability” means the mental or physical inability of a Participant to perform his or her usual duties for a Participating Company or other duties made available by a Participating Company, as determined by the Administrative Committee after consideration of such evidence as the Administrative Committee may require to determine that such condition is likely to be permanent.
2.11    “Eligible Employee” means each regular Employee of a Participating Company, who has reached the age of 21, with at least ninety days of service on a Participating Company’s payroll who is in a classification of Employees that is selected for participation in the Plan by the Administrative Committee. The following Employees shall not, however, be Eligible Employees:
(a)    An Employee whose employment is governed by the terms of a collective bargaining agreement, unless a Participating Company is a party to the agreement and the agreement provides for coverage of the Employee under this Plan.
(b)    A leased employee.
(c)    Any Employee who is a non-resident of Puerto Rico and does not perform services for a Participating Company primarily in Puerto Rico.
2.12    “Employee” means a person who is employed by any Participating Company.
2.13     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14    “Highly Compensated Employee” means any Employee who (i) is an officer of a Participating Company, (ii) is a shareholder holding more than 5% of the voting shares or total value of all classes of stock of a Participating Company; (iii) owns more than 5% of the capital or interest in the profits of a Participating Company, if such Participating Company is not a corporation; or (iv) for the immediately preceding taxable year, had Compensation in excess of

$110,000 (or such other amount as in effect under US Code section 414(q)(1)(B), as amended from time to time or as adjusted by applicable U.S. Treasury regulations) as such terms are interpreted under PRIRC Section 1081.01(d)(3)(E)(iii).
2.15    “Hour of Service” is defined in Article III.
2.16    “Investment Committee” means the committee constituted to make investment-related decisions with respect to Plan assets in accordance with Article VII.
2.17    “PRIRC” means the Internal Revenue Code for a New Puerto Rico, as amended (2011).
2.18    “Maternity or Paternity Leave” is defined in Article III.
2.19    “Non Highly Compensated Employee” means any Employee who is not considered a Highly Compensated Employee.
2.20    “Participant” means any Eligible Employee or former Eligible Employee who became a Participant pursuant to Article IV of the Plan, and who retains an Account under the Plan.
2.21     “Participating Company” means the Company and any other employer that is authorized by the Company to participate in the Plan, and that elects to participate in the Plan on behalf of its Eligible Employees.
2.22    “Plan Administrator” means the Administrative Committee.
2.23    “Period of Severance” is defined in Article III.
2.24    “Plan” means the Plan de Retiro y Ahorro de Bard Puerto Rico, as amended from time-to-time.
2.25    “Plan Year” means the calendar year.
2.26    “Qualified Domestic Relations Order” means an order which creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable with respect to a participant under a Plan, as defined in ERISA 206(d)(3)(B).
2.27    “Rollover Contributions” shall mean a qualifying Rollover Distribution (as defined in Section 1081.01(b)(2)(A) of the PRIRC), from a qualified stock bonus, pension or profit sharing plan, which an Eligible Employee of a Participating Company has elected to transfer to this Plan, provided such contributions are transferred within sixty (60) days after the date such contributions are received by the Participant or are transferred directly in a Trust-to-Trust Transfer, and the spousal consent requirements of ERISA Section 205 were complied with, if applicable.
2.28    “Trust Agreement” means the agreement between the Company and the Trustee made pursuant to the Plan on behalf of all Participating Companies.

2.29    “Trustee” means Banco Popular de Puerto Rico and any duly appointed successor and shall include any person holding assets in a custodial account pursuant to the Trust Agreement or agency and custodial agreement. The term “Trustee” shall include any delegate of the Trustee as may be provided in the Trust Agreement or agency and custodial agreement
2.30    “Trust Fund” means all assets held by the Trustee pursuant to the terms of the Plan and the Trust Agreement.
2.31    “US Code” means the Internal Revenue Code of 1986, as amended.
2.32    “Valuation Date” means each day that the New York Stock Exchange is open for business, or such other date or dates as may be designated by the Investment Committee for the valuation of Accounts.
2.33    “Year of Service” is defined in Article III of the Plan.

ARTICLE III
SERVICE
Unless otherwise indicated, the following provisions apply for purposes of determining eligibility to participate in the Plan and for computing vested service under the Plan.
3.01    Hour of Service. Pursuant to Department of Labor Regulations 2530.200b-2 and 200b-3, an Hour of Service is defined as:
(a)    Directly or Indirectly Compensated. Each hour for which an Employee is directly or indirectly compensated or entitled to payment for the performance of services for an Participating Company. Such Hour of Service shall include any period of time during which the Employee performs no duties, irrespective of whether the employment relationship has terminated, due to a paid vacation, regular holidays, temporary illness, pregnancy, disability, jury duty, military duty, sabbaticals and other paid leaves of absence, for which the Employee is paid or entitled to payment.
(b)    Back Pay. Each hour for which back pay is awarded or agreed to by the Participating Company, without regard to mitigation of damages.
The same hours shall not be credited under both (a) and (b) above. Hours credited under (b) shall be credited for the Year of Service (as defined below) to which the award or agreement pertains rather than for the Year of Service in which the award, agreement, or payment is made.
3.02    Year of Service. A Year of Service is a consecutive or non-consecutive 12-month period beginning on the first date that an Employee performs an Hour of Service, on a Reemployment Date (as defined below), or on an anniversary of either of these dates. Any period of less than 12 consecutive months during which an Employee does not perform an Hour of Service will be counted when computing a Year of Service. A Period of Severance (as defined below) will not be counted.
3.03    Period of Severance. Period of Severance is a 12 consecutive month period that commences on an individual’s Severance from Service Date, or an anniversary thereof, during which the individual does not perform an Hour of Service.
3.04    Severance from Service Date. An Employee’s Severance from Service Date is the earliest of the date on which the Employee quits, retires, is discharged or dies, or the first anniversary of the first date of an Employee’s absence for any other reason.
(a)    Crediting. Solely for the purpose of determining whether a Participant has incurred a Period of Severance, a Participant shall not incur the first Period of Severance that would otherwise be counted, if severance is due to an Authorized Leave of Absence (as defined below) or a Maternity or Paternity Leave (as defined below).
(b)    Authorized Leave of Absence. Authorized Leave of Absence means an unpaid, temporary cessation from active employment with an Participating Company pursuant to an established nondiscriminatory policy, whether occasioned by illness, Disability, vacation, layoff, public service, or any other reason.
(c)    Maternity or Paternity Leave. Maternity or Paternity Leave means an unpaid absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, the placement of a child with the Employee in connection with the adoption of such child by the Employee, or any absence for the purpose of caring for such child for a period immediately following such birth or placement.
(d)    Information. No credit shall be given for any Authorized Leave of Absence or Maternity or Paternity Leave unless the individual furnishes to the Administrative Committee such timely information as the Administrative Committee may reasonably require to establish the reason for such absence and the number of days for which there was such an absence.
(e)    Failure to Return. If a Participant fails to return to work immediately upon expiration of his or her Authorized Leave of Absence or Maternity or Paternity Leave, no credit shall be given for such Authorized Leave of Absence or Maternity or Paternity Leave pursuant to this Section.
3.05    Reemployment Date. An Employee’s Reemployment Date is the first date on which the Employee performs an Hour of Service after a Period of Severance.
3.06    Military Leave. Notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Chapter 43 of title 38 of the United States Code. “Qualified military service” will have the meaning as defined in Chapter 43 of title 38 of the United States Code.

3.07    Counting Years of Service for Vesting. For purposes of determining a Participant’s vested percentage, and eligibility for Matching Contributions, Company Basic Contributions, Company Discretionary Contributions, Company Discretionary Contributions, and/or Qualified Non-Elective Contributions service with any Affiliated Employer will be treated as service with the Company. In this event, a person becomes an Eligible Employee as a result of transfer from employment with an Affiliated Employer of the Company to which the Plan has not been extended, the Eligible Employee’s service in such prior employment shall, for purposes of vesting and eligibility to subsequently become a Participant, be treated in the same manner as if such service had been rendered as an Eligible Employee under the Plan.

ARTICLE IV
PARTICIPATION
4.01    Service. Every Eligible Employee will automatically become a Participant as provided below:
(a)    First Day of the Calendar Quarter Immediately Following Employment as an Eligible Employee. An Eligible Employee who is regularly scheduled to work at least 30 hours per week will become a Participant on the first day of the calendar quarter coinciding with or immediately following the date on which such Employee becomes an Eligible Employee.
(b)    1,000 Hours of Service. An Eligible Employee who is regularly scheduled to work less than 30 hours per week will become a Participant on the first day of the calendar quarter coinciding with or next following the Eligible Employee’s completion of 1,000 Hours of Service during a Plan Year; provided, however, that for this purpose, the first Plan Year shall be deemed to be the 12-month period commencing on the Employee’s date of hire.
4.02    Participation on Reemployment as an Eligible Employee. An Eligible Employee who experiences a Severance from Service shall become a Participant on the first day of the calendar quarter immediately following such Participant’s Reemployment Date.

ARTICLE V
CONTRIBUTIONS
5.01    Salary Deferral Contributions. Each Participant may elect to have a Participating Company reduce the amount of his or her Compensation for each payroll period by an amount equal to a multiple of 1% of such Compensation up to 10% (or such other lesser percentage as the Administrative Committee may determine from time-to-time), and to have that amount contributed to the Plan as a Salary Deferral Contribution on his or her behalf. A Participant may initiate or change the amount of Salary Deferral Contributions by submitting a written notice to the Administrative Committee (or its delegate) that satisfies such requirements as the Administrative Committee shall determine. Salary Deferral Contributions shall be limited as provided below.
Salary Deferral Contributions shall be divided for administrative purposes in two parts:
(a)    Basic Salary Deferral Contribution. Basic Salary Deferral Contribution shall consist of any Salary Deferral Contribution made by the Participant but limited to a maximum determined by the Years of Service attained by the Participant according to the following schedule:

Prior to July, 1, 2010
Years of Service	Maximum Basic Salary Deferral Contribution
90 days but less than 5 years	1% of compensation
5 years but less than 10 years	2% of compensation
10 years but less than 15 years	3% of compensation
15 years or more	4% of compensation

Effective July, 1, 2010
Years of Service	Maximum Basic Salary Deferral Contribution
90 days but less than 10 years	3% of compensation
10 years or more	4% of compensation

Participants who had completed the 90 days of service prior to January 1, 2000 will be eligible to make Basic Salary Deferral Contributions under the Plan, starting in the year 2000.
(b)    Additional Salary Deferral Contribution. Additional Salary Deferral Contribution shall consist of any Salary Deferral Contribution not considered Basic Salary Deferral Contribution.

(c)    Timing. Salary Deferral Contributions shall be delivered to the Trustee within a reasonable period of time, but in no event shall the maximum period for a Participating Company to transmit Salary Deferral Contributions to the Trustee be greater than the number of days as the period on which the Participating Company is required to deposit withheld income under rules promulgated by the Department of the Treasury.
(d)    Limits. The total amount of Salary Deferral Contributions to this Plan and elective deferrals under all other plans or arrangements maintained by each Participating Company with respect to the Participant during a calendar year may not exceed the deferral limit, $10,000 for taxable year beginning on January 1, 2011, $13,000 for taxable year beginning on January 1, 2012, $15,000 for taxable years beginning on/after January 1, 2013, or other limit established by PRIRC Section 1081.01(d)(7)(A) or the Secretary of Treasury.
If the Participant participates in two or more plans, such plans will be treated as if they were one for the purposes of determining the amount of the limitation provided by PRIRC Section 1081.01(d)(7)(A). Prior to January 1, 2011, in the case of a Participant who makes contributions to an individual retirement account under the 1994 PRIRC, the maximum contribution amount under the 1994 PRIRC Section 1165(e)(7)(A) may not exceed the difference, if any, between the amount allowable as a contribution, and the contribution made under provisions of said 1994 PRIRC Section 1169, excluding the contribution to an individual retirement account attributable to the spouse of a married Participant.
(e)    Deferral Percentage Tests. Salary Deferral Contributions must also satisfy one of the following tests:
(1)    The deferral percentage for Highly Compensated Employees who are Participants or eligible to become Participants must not be more than 125% of the deferral percentage for Non-Highly Compensated Employees who are Participants or eligible to become Participants.
(2)    The deferral percentage for Highly Compensated Employees who are Participants or eligible to become Participants must not be more than two percentage points greater than the deferral percentage for Non-Highly Compensated Employees who are Participants or are eligible to become Participants, and the deferral percentage for such Highly Compensated Employees must not be more than 200% of the deferral percentage for such Non‑Highly Compensated Employees.
Notwithstanding the foregoing, the determination and treatment of the Salary Deferral Contributions and the limitations under this subsection (e) shall satisfy such other requirements as may be prescribed under the Puerto Rico Code and by the Puerto Rico Treasury Department.
In the event it is determined prior to any payroll period that the amount of Salary Deferral Contributions elected to be made thereafter is likely to cause the limitation prescribed in this Section to be exceeded, the amount of Salary Deferral Contributions allowed to be made on behalf of Participants who are Highly Compensated Employees (and/or such other Participants as the Administrative Committee may prescribe) may be reduced to a rate determined by the

Administrative Committee (including a rate of 0% if the Administrative Committee so determines) determined pursuant to such uniform and nondiscriminatory rules as the Administrative Committee may prescribe.
With respect to any Plan Year in which Salary Deferral Contributions on behalf of Participants who are Highly Compensated Employees exceed the applicable limit set forth in this Section 5.01, the Administrative Committee shall reduce, to the extent necessary to comply with the limitations prescribed in this Section 5.01, the amount of Salary Deferral Contributions made on behalf of the Participants who are Highly Compensated Employees in the following manner: First, the dollar amount of excess Salary Deferral Contributions during such Plan Year for each affected Highly Compensated Employee shall be calculated and totaled. Next, the dollar amount of Salary Deferral Contributions of the Highly Compensated Employees who elected the greatest dollar amount of Salary Deferral Contributions shall be lowered to the dollar amount of Salary Deferral Contributions elected by the Highly Compensated Employees who elected the next greatest dollar amount of Salary Deferral Contributions. If a lesser reduction would equal the total excess contributions, the lesser reduction amount is distributed. If further overall reductions are required to achieve compliance with the tests contained above in this section, the dollar amounts of Salary Deferral Contributions of both of the above groups will be lowered to the dollar amount of Salary Deferral Contributions of the Highly Compensated Employees who elected the next highest dollar amount of Salary Deferral Contributions, and so on continuing until sufficient total reductions have occurred which shall equal the total excess contributions. Any refunds of Salary Deferral Contributions (and any related income) under this paragraph shall be made, to the extent administratively feasible, no later than the deadline for filing the Employer’s Puerto Rico income tax return, including any extensions, but in no event later than the end of the Plan Year following the close of the Plan Year for which the limits in this subsection (e) are exceeded or such other time as may be required by the PRIRC and regulations thereunder.
Distributions pursuant to this Section 5.01 shall be made proportionately from the Investment Funds with respect to the Participant’s Account or Accounts from which distribution is made.
Matching Contributions on Basic Salary Deferral Contributions in excess of the deferral percentage tests set forth in Section 5.01 shall be forfeited.
The Administrative Committee may, in its sole discretion, elect to use any combination of the methods described in this Section 5.01 to satisfy the limitations contained herein; provided, however, that such combination of methods shall be applied in a uniform and nondiscriminatory manner.
5.02    Matching Contributions. Each Participating Company shall make a Matching Contribution on behalf of each of its Employees who is a Salary Deferral Participant (as defined below).

(a)    Timing. The Matching Contribution for each Plan Year will be made not later than the time prescribed by law, including extensions, for filing the Participating Company’s Puerto Rico income tax return for the Participating Company’s tax year coincident with or within which the Plan Year ends.
(b)    Salary Deferral Participant. A Salary Deferral Participant is a Participant who elected Salary Deferral Contributions during the Plan Year in question.
(c)    Amount. The Participating Company will make Matching Contributions on behalf of each Participant for each payroll period equal to 100% of the Participant’s Basic Salary Deferral Contribution made for that payroll period.
5.03    Company Basic Contributions. On the first day of each Plan Year, each Participating Company shall make a Company Basic Contribution, as defined herein, on behalf of each of its Eligible Employees.
(a)    Timing. The Company Basic Contribution for each Plan Year will be made not later than the time prescribed by law, including extensions, for filing the Participating Company’s Puerto Rico income tax return for the Participating Company’s tax year coincident with or within which the Plan Year ends.
(b)    Amount. The Company will make Company Basic Contributions on behalf of each Eligible Employee once in each Plan Year equal to 2% of the Participant’s Compensation (as defined in Article 2.08).
5.04    Trust-to-Trust Transfer: Permissible Transfer. The Administrative Committee may authorize the Trustee to accept a direct Trust-to-Trust Transfer of assets from another Puerto Rico Qualified Plan, in accordance with applicable law.
5.05    Restoration Procedures. Upon determination that a Participant was improperly excluded at any time from an allocation, an amount computed on the same basis as the allocation for which a restoration is to be made shall be added to the excluded Participant’s Account, after that amount has been adjusted to reflect the gain or loss that was allocated to the Participant’s Accounts in each Plan Year since the Plan Year for which the restoration is to be made. The appropriate Participating Company or Companies, as determined by the Administrative Committee, shall contribute amounts necessary to fully restore each excluded Participant. Alternately, the Committee may utilize forfeitures as it determines in its discretion.
5.06    Mistake of Fact. If, within one year of making a contribution to the Plan, the Administrative Committee certifies to the Trustee that such contribution was made by a Participating Company under a mistake of fact, the Trustee shall, before the expiration of such year, return such contribution to the Participating Company.
5.07    Qualified Non-Elective Contributions. Qualified Non-Elective Contributions are contributions (other than Matching Contributions, Company Basic Contributions, Company Discretionary Contributions, or Company Discretionary Contributions) made by any

Participating Company on behalf of any or all Eligible Employees that are nonforfeitable when made. A Participating Company may make Qualified Non-Elective Contributions to the Plan for a Plan Year with respect to any or all Participants, as determined by such Participating Company in their sole and absolute discretion, and allocated in a manner determined by such Participating Company.
5.08    Company Discretionary Contributions. Company Discretionary Contributions are contributions made in the amount equal to 1% of an Eligible Employee’s Compensation (as defined in Section 2.08) with respect to all Eligible Employees employed by a Participating Company, if certain predetermined financial objectives are achieved by such Participating Company. Such objectives shall be determined by the Participating Company prior to the end of the relevant Plan Year, and such Contributions shall be contributed to the Plan as soon as administratively practicable following the Plan Year for which the achievement of such objectives has been determined by the Participating Company, in accordance with time periods prescribed by applicable law.
5.09    Rollover Contributions. With the consent of the Administrative Committee, a Participant may rollover any Rollover Contribution to the Plan. Rollover Contributions shall be in cash only, and shall be fully vested and nonforfeitable at all times. Rollover Contributions shall be credited to the Participant’s Rollover Account.
5.10    Limits on Contributions. Notwithstanding anything herein to the contrary, for Plan Years beginning on or after January 1, 2012, in no event shall the Annual Contributions (as hereinafter defined) with respect to any Participant in any Plan Year exceed the lesser of $50,000 (subject to adjustments established under Section 415(c) of the US Code or such other amount as may be determined from time totime in accordance with Section 1081.01(a)(11) of the PRIRC) or 100% of the Participant’s Compensation paid by the Employer for the Plan Year. For purposes of this Section 5.10, Compensation includes the contributions made to a qualified plan under a contribution agreement under a cash or deferred arrangement for that year. With respect to each Plan Year beginning on or after the January 1, 2012, Annual Contributions with respect to any Participant means the sum of:
(a)    Salary Deferral Contributions made in accordance with Section 5.01 (to the extent such contributions are required to be included under the PRIRC),
(b)    Matching Contributions made in accordance with Section 5.02,
(c)    Company Basic Contributions made in accordance with Section 5.03,
(d)    Qualified Non-Elective Contributions made in accordance with Section 5.07;
(e)    Company Discretionary Contributions made in accordance with Section 5.08; and
(f)    forfeitures.

If a Participant is also participating in another tax-qualified defined contribution plan maintained by the Company or any Participating Company, the otherwise applicable limitation on Annual Contributions under any such other defined contribution plan shall be reduced by the amount of Annual Additions under this Plan. Subject to the regulations to be established under PRIRC, if a Participant's Annual Contributions would exceed the foregoing limitation, then such Annual Contributions shall be reduced by reducing the components thereof as necessary in the order established under PRIRC. If the amount of any Participant’s contributions is determined to be an excess Annual Contribution under this section, then the amount of such excess (adjusted to reflect any earnings, appreciation or losses attributable to such excess) shall be refunded to the Participant, or subject to such other correction methods, pursuant to the regulations to be established under PRIRC or in the absence of such regulations pursuant to methods prescribed under the US Code to the extent they comply with the PR Code. Notwithstanding the foregoing, the term “Annual Contributions” shall be interpreted in accordance with the requirements of PRIRC Section 1081.01(a)(11)(B) and any guidance issued thereunder.

ARTICLE VI
ALLOCATIONS
The Administrative Committee will establish and maintain the following Accounts for individual Participants.
6.01    Salary Deferral Account. Salary Deferral Contributions authorized by a Participant will be credited to the Participant’s Salary Deferral Account on the earlier of (i) the date required by applicable law or regulation for Salary Deferral Contribution to be paid to the Trustee; or (ii) as soon as possible after such Contribution can reasonably be segregated from the Company’s general assets, but in no event later than the fifteenth business day of the month following the month in which the Contributions would otherwise have been paid to the Participant.
6.02    Matching Contributions Account. This Account will be credited with the Participant’s share of any Company Matching Contributions at the same time that Salary Deferral Contributions are credited to the Participants Salary Deferral Account, irrespective of the date payment is made to the Trustee.
6.03    Company Basic Contribution Account. This Account will be credited with the Eligible Employees’ share of the annual Company Basic Contribution on the last Valuation Date of the Plan Year for which the contribution is made and shall be contributed as soon as administratively feasible thereafter in accordance with applicable law.
6.04    Rollover Account. This Account will be credited with the Participant’s share of any Rollover Contributions on the Valuation Date (or as soon as administratively feasible thereafter and in accordance with applicable law) that immediately follows the date the Rollover Contribution was actually paid to the Trustee.
6.05    After-Tax Account. This Account will be credited with a Participant’s incorrect deferrals made in the years 1999, 2001, 2002, 2003 and 2004 which resulted from their enrollment in the Plan before becoming an Eligible Employee, as reflected in the Closing Agreement executed by Bard Shannon Limited and the Puerto Rico Secretary of Treasury dated July 8, 2005 (“Closing Agreement”) and any other incorrect deferrals resulting from an administrative error. This Account will only be used for record-keeping purposes in order to treat the incorrect deferrals amounts subject to the Closing Agreement and any other incorrect deferrals resulting from an administrative error as after-tax contributions at the time the amounts are distributed to the Participants.
6.06    Qualified Non-Elective Contribution Account. This Account will be credited with the Participant’s share of Qualified Non-Elective Contributions plus any gains or losses allocated to such account in accordance with the provisions of the Plan, as adjusted to reflect distributions therefrom. Such account will be fully vested and nonforfeitable at all times.
6.07    Company Discretionary Contribution Account. This Account will be credited with the Eligible Employees’ share of the Company Discretionary Contributions made under Plan Section 5.08 on the last Valuation Date of the Plan Year for which the contribution is made and shall be contributed as soon as administratively feasible thereafter in accordance with applicable law, but only to Eligible Employees employed by a Participating Company that achieves the objectives described in Plan Section 5.08.

ARTICLE VII
INVESTMENT AND VALUATION OF CONTRIBUTIONS
7.01    Funds. The Trustee, at the direction of the Investment Committee, shall establish and make available within the Trust Fund, separate funds to which Participants may direct the investment of their Plan Account. Investment in these funds shall be subject to such restrictions and administrative procedures as are imposed by the Investment Committee, pursuant to its discretionary authority to administer and interpret the Plan, including, but not limited to, procedures for investment of amounts for which no investment direction is given by a Participant. A Participant may elect to change, effective as of any Valuation Date, his investment election with respect to future contributions (within the limits set forth by Investment Committee procedures or this Plan) by giving notice in accordance with the rules established by the Administrative Committee. Notwithstanding the foregoing, if a Participant is exchanging to the detriment of an Investment Fund, the Plan recordkeeper may limit such Participant’s exchange privilege.
7.02    Value. The value of the Account of a Participant on any date shall be deemed to be the net balance of such Account on the Valuation Date immediately preceding or coincident with the date as of which such value is to be determined, adjusted by the Investment Committee, pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, as follows:
(a)    Increased. Increased by any contributions to the Account since the relevant Valuation Date.
(b)    Decreased. Decreased by any Plan expenses, distributions, loans, or withdrawals paid from such Account since the relevant Valuation Date.
(c)    Adjusted. Adjusted for income or loss as provided in the Section 7.03.
7.03    Adjustments. The Trustee shall value the Trust Fund, as more particularly described in the Trust Agreement. Pursuant to its discretionary authority to administer and interpret the Plan, the Investment Committee shall adopt equitable procedures to establish a proportionate crediting of Trust income or loss to Participant’s Accounts since the next preceding Valuation Date. In general, adjustments (as described in this section) will be made only as of each Valuation Date at some time after the Valuation Date has passed.
7.04    Appointment of the Investment Committee. The Investment Committee shall initially consist of at least three, but no more than five, voting members. All future members shall be appointed, and may be removed, by the Company’s Vice President – Human Resources. Any member of the Investment Committee may resign by delivering a written resignation to the Chair of the Investment Committee with a copy to the Benefits Oversight Committee.

7.05    Responsibilities and Powers of the Investment Committee. The Investment Committee shall:
(a)    act as a fiduciary under ERISA with respect to the control and management of all assets of the Plan and provide oversight of the investments and funding policies and objectives of the Plan;
(b)    approve and monitor the performance of the Trustee;
(c)    approve the investment management strategy and investment guidelines for the Plan, which includes, but is not limited to, approval of the Plan’s asset allocations and investment goals and objectives and funding policy;
(d)    approve the appointment of investment managers for the Plan, and the policies and operating procedures governing investment managers for the Plan;
(e)    monitor regularly and review at least annually and approve any changes to the asset allocations of the Plan;
(f)    monitor regularly and evaluate at least annually the performance (including competitive performance) of each investment manager for the Plan and remove or replace such investment managers based on the Investment Committee’s evaluation, in its sole discretion and in a manner consistent with ERISA, of such manager’s performance;
(g)    monitor regularly and evaluate at least quarterly the overall investment performance and performance by asset class (including competitive performance) of the assets of the Plan;
(h)    review and approve fees and expenses charged to the Plan;
(i)    retain, where appropriate, independent consultants, investment advisors, counsel or agents to assist the Investment Committee in carrying out its responsibilities;
(j)    vote proxies on behalf of the qualified plans and, when appropriate, their participants to the extent responsibility to vote such proxies has not been allocated to investment managers or the Trustee;
(k)    delegate, in writing and in accordance with the Plan, day-to-day management of the Plan’s investments to the Employer’s Treasury staff;
(l)    appoint and terminate, as appropriate, key vendors to the Plan, including investment managers, investment consultants, trustees and custodians; and
(m)    prepare an annual informational report regarding the Plan to the Benefits Oversight Committee.

7.06    Election to Transfer Between Funds. A Participant may, subject to the rules established by the Administrative Committee, elect as of any Valuation Date to transfer the value of all of his Salary Deferral Contributions Account, Matching Contributions Account and Rollover Account (in accordance with a single election to be applied uniformly to such Accounts), in whole percentage multiples among the Investment Funds, by giving notice to the Administrative Committee.
7.07    404(c) Protection. The Plan is intended to constitute a plan described in ERISA Section 404(c) and regulations issued thereunder. The fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by a Participant, his Beneficiary, or an alternate payee under a qualified domestic relations order.

ARTICLE VIII
VESTING
8.01    Nonforfeitable. Participants shall have nonforfeitable, vested rights to their Salary Deferral Accounts and Rollover Accounts at all times. A Participant’s interest in his or her Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts shall become nonforfeitable as provided in the following vesting schedule:
Years of Service    Account Vested Percentage
Less than 2    0%
2 but less than 3    25%
3 but less than 4    50%
4 but less than 5    75%
5 or more    100%
In addition, a Participant shall have a fully vested, nonforfeitable interest in the entire amount of his or her Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts on the first to occur of the following events.
(a)    The Participant’s death while employed by the Participating Company.
(b)    The Participant’s attainment of age 65 while employed by the Participating Company.
(c)    The Participant’s Disability while employed by the Participating Company if such Disability results in termination of the Participant’s status as an Employee.
Notwithstanding the above, all Eligible Employees as of the original Plan effective date of January 1, 1996 shall be considered to have 100% of vesting rights over the Matching Contributions, and/or Company Basic Contribution Accounts.
8.02    Forfeitures.
(a)    Allocation of Forfeitures from Accounts. If a Participant separates from service before becoming fully vested in his or her Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts, then the non-vested portion of the Participant’s Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts will be forfeited immediately upon distribution of the Participant’s entire vested benefit in the Participant’s Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts. If the Participant’s vested benefit is not distributed, the non-vested portion of the Participant’s Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts will be forfeited upon expiration of five years of consecutive Periods of Severance. All amounts forfeited under this Section may be used (i) to restore prior forfeitures as required by this section, (ii) to reduce future Matching, Company Basic, and/or Company Discretionary Contributions, and/or to (iii) pay reasonable administrative expenses of the Plan.
(b)    Failure to Vest. If a Participant incurs five years of consecutive Periods of Severance, Years of Service after such five consecutive Periods of Severance shall not be taken into account for purposes of determining the vested percentage of amounts that are forfeited pursuant to paragraph (a) above and not restored under paragraph (c) below.
(c)    Restoration. Should a Participant resume Employee status after terminating employment, but prior to incurring five consecutive Periods of Severance, then any amount forfeited under paragraph (a) above shall be restored (without earnings) to the Participant’s Matching Contributions, Company Basic Contribution, and or Company Discretionary Contribution Accounts.
(1)    Forfeitures. Funds for restoring forfeitures under this Section shall be drawn first from current Plan forfeitures.
(2)    Contribution. If, pursuant to paragraph (1) above, there are insufficient forfeitures to restore a Participant’s Matching Contributions, Company Basic Contribution, and/or Company Discretionary Contribution Accounts then, to the extent necessary, the Participant’s forfeitures shall be restored by a special contribution to the Plan to be made by the Participating Company.
(d)    Allocation of Forfeitures from Erroneous Contribution. Erroneous contributions to the Plan by any Participating Company, such as contributions made for Employees who were improperly included as Participants, or incorrectly calculated Company Matching Contributions, related to the Participants of the Plan and the years provided in the Closing Agreement executed by Bard Shannon Limited and the Puerto Rico Secretary of Treasury dated July 8, 2005, shall be treated as a forfeiture and reallocated in a pro-rata basis, including any earnings thereto, between the Participants of the Plan who were active participants as of December 31, 2004.
8.03    Change in Vesting Schedule. If the Plan’s vesting schedule is amended, the vested percentage of every Employee who is a Participant on the amendment adoption date or the amendment effective date, whichever is later, may not be less than the Participant’s vested percentage determined under the Plan without regard to the amendment.

ARTICLE IX
IN SERVICE WITHDRAWALS
9.01    Withdrawals at Age 59½. Pursuant to administrative procedures established by the Administrative Committee, a Participant who has attained age 59½ and who continues to be an Employee may request a distribution of all or any part of the balances in his or her Salary Deferral Account.
9.02    Withdrawals Due to Disability. Pursuant to administrative procedures established by the Administrative Committee, a Participant who has incurred a Disability may request a distribution of all or any part of the vested balances in his or her Account.
9.03    Hardship Withdrawals. If a Participant has an immediate and heavy financial need (as defined below), and has no other resources reasonably available to meet this need (as defined below), the Participant may request a hardship withdrawal.
(a)    Amount Available. The Participant’s total hardship withdrawals will be limited to an amount equal to the Participant’s Salary Deferral Account and the Participant’s Rollover Account, including any associated earnings. No amount of money can be withdrawn from the Company Matching Contributions, Company Basic Contribution, Qualified Non-elective Contribution, and/or Company Discretionary Contribution Accounts at any time while the Participant is an active Employee of the Company.
Notwithstanding the above, withdrawals of amounts less than $1,000 will not be permitted.
(b)    Immediate and Heavy Financial Need. A Participant’s request for a hardship withdrawal may not exceed the amount immediately required by the Participant to (i) purchase the Participant’s primary residence (excluding mortgage payments), (ii) pay deductible medical expenses incurred by the Participant, the Participant’s dependents or the Participant’s spouse, or necessary for those persons to obtain medical care, (iii) prevent eviction from, or foreclosure of, the Participant’s primary residence, or (iv) pay for post-high school tuition and related educational fees for the next semester or trimester for the Participant, the Participant’s spouse, or the Participant’s dependents or (v) such other need as may be determined by the Puerto Rico Treasury Department.
(c)    No Other Resources Reasonably Available. A Participant who makes a hardship withdrawal request must represent in writing that his or her immediate and heavy financial need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, (iii) by cessation of Salary Deferral Contributions to this Plan or of contributions to any other Plan of deferred compensation, (iv) by other distributions or nontaxable (at the time to the loan) loans from Plans maintained by any employer, or (v) by borrowing from commercial sources on reasonable commercial terms. For purpose of this Section, the Participant’s assets are deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant.

9.04    Limits on Contributions. A Participant who makes a Hardship Withdrawal will not be permitted to make any Salary Deferral Contributions for a 12 month period commencing the month following the month in which the Hardship Withdrawal is made.
In addition, the Participant’s Salary Deferral Contribution will be limited during the Participant’s taxable year following the end of the Plan Year in which the Hardship Withdrawal is made to an amount equal to the limit imposed by PRIRC Section 1081.01(d) minus the amount of Salary Deferral Contributions made by the Participant during the taxable year of the Hardship Withdrawal.
9.05    Form. All withdrawals from the Plan will be made in the form of a single lump sum cash payment.
9.06    Withdrawal of Amount Equivalent to the 5% Special Tax.
(a)    Amount. A Participant may, upon reasonable advance notice to the Plan Administrator, make an in-service withdrawal of an amount equivalent to five percent (5%) of the portion of the accrued but not distributed benefits in the Salary Deferral Account, Matching Contributions Account, Company Basic Contribution Account, and Rollover Contribution Account that the Participant has elected to prepay the special tax of 5% contemplated under Law Number 87 of May 13, 2006, as amended. The balance of the account of the Participant shall be reduced by the amount equivalent to such 5% contribution.
(b)    Payment. Any withdrawal under this section will be by check or similar payment method payable to the order of the Secretary of the Treasury of Puerto Rico. Such withdrawal shall only be used for the payment of the special tax of 5% under Law Number 87 of May 13, 2006, as amended. If the Participant uses the amount withdrawn under this section for other purposes, the amount withdrawn will be subject to taxation pursuant to Section 1081.01(b)(1) of the PRIRC.

ARTICLE X
LOANS TO PARTICIPANTS
10.01    Authorization. A Participant, who has not terminated employment with the Participating Company, may borrow from the Plan in accordance with this Section 10. Only one loan may be outstanding at any time.
10.02    Amount. No loan shall be in an amount that is less than $1,000 and shall not exceed the lesser of (i) 50% of the combined balance of the Participant’s Salary Deferral Contribution and Rollover Account or (ii) $50,000, reduced by the highest outstanding balance of all other loans from the Plan and any other plan of the Company or a Participating Company to the Participant during the one-year period ending on the day before the date on which such loan was made. The sequence of the funds to be transferred to a Participant’s loan account is as follows:
(1)    Rollover Account
(2)    Salary Deferral Account
10.03    Term. A Participant may elect a loan term of a minimum of one year or the maximum of five years. However, the term shall end and the outstanding principal amount of the loan shall become due and payable immediately following the Participant’s retirement, termination of employment due to Disability or other termination of employment. The outstanding loan amount will be deducted from the Participant’s Account balance and reported as a taxable distribution.
10.04    Interest. The interest rate on any loan shall be set by the Administrative Committee and shall be equivalent to the Prime Rate (as reported by Reuters) in effect on the Valuation Date preceding the day in which the loan is requested.
10.05    Repayment. A Participant shall repay a loan with interest in equal payments over the term of the loan by after-tax payroll allotment. Loan payments shall be credited to the Participant’s Account as soon as administratively feasible after the payroll period in which payment is made and in accordance with applicable law, and invested according to the Participant’s current investment direction. The loan shall be amortized on a weekly basis (52 installments in one year) for non-exempt Employees and on a bi-monthly basis (24 installments in one year) for the exempt employees. In any payroll period, these installments can not exceed 20% of the Participant’s Compensation effective as of the date the loan is made. Furthermore, notwithstanding any provision of the Plan to the contrary, Participant loan payments may be suspended during a period of qualified military service as described in Section 19.07.
10.06    Default. An employee who misses loan payments for three consecutive months or whose past due loan amount equals three months of payments, shall be considered in default. Upon default or in the event the loan otherwise fails to meet the requirements of Section 1081.01(b)(3)(E) of the PRIRC, Participants shall be considered to have received a distribution and shall be subject to taxation as described under Section 1081.01(b)(3)(E) of the PRIRC.

ARTICLE XI
DISTRIBUTION OF BENEFITS
11.01    Date Benefits Become Distributable. All vested Plan benefits will become distributable under any of the following circumstances:
(a)    Termination of Employment. The Participant’s termination of employment due to death, Disability, or separation from service. In the case of separation from service, the Participant may elect to defer the distribution of benefits until he/she reaches age 65.
(b)    Plan Termination. Termination of the Plan without establishment of a successor plan.
(c)    Sale of Assets. The sale of substantially all the assets of a Participating Company to an unrelated corporation, if the Participant continues employment with the unrelated corporation and the Participating Company continues to maintain this Plan.
(d)    Sale of Subsidiary. The sale of a Participating Company’s interest in a subsidiary to an unrelated entity if the Participant continues employment with the subsidiary and the Participating Company continues to maintain this Plan.
11.02    Date Benefits Will Be Distributed. Once Plan benefits become distributable, they will be distributed as soon as administratively feasible after the Participant or the Beneficiary, as the case may be, has elected, in writing, to receive a distribution.
11.03    No Election. If a Participant or a Beneficiary, as the case may be, does not elect a distribution, in writing, benefits will be distributed pursuant to rules established by the Administrative Committee.
11.04    Retroactive Payment. If the amount of a distribution cannot be ascertained by the date payment is required pursuant to this Article, or it is not possible to make such payment because the Administrative Committee has been unable to locate the Participant or Beneficiary after making reasonable efforts to do so, a payment retroactive to the date payment is required may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained under the Plan, or the date on which the recipient is located.
11.05    Inability to Locate Recipient. If a benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Administrative Committee, exercising due diligence, to locate the recipient of the payment, the benefit shall be treated as a forfeiture pursuant to the terms of the Plan. Any amount forfeited in this manner shall be restored, without earnings, pursuant to the restoration of forfeiture provisions of this Plan, upon presentation of an authenticated written claim by the Beneficiary or the Beneficiary’s personal representative.

11.06    Distribution to Minor or Incompetent. In the event a distribution is to be made to a minor, or to an incompetent person, the Administrative Committee may direct that the distribution be paid to such person’s legal guardian, or if none, the distribution will be handled in accordance with the laws of the Commonwealth of Puerto Rico.
11.07    Form. Amounts held in a Participant’s Account will be payable, in cash, in a single sum payment. A Participant who ceased to be an Employee after attaining age 59½ may request a partial distribution from his or her vested Account at any time after ceasing to be an Employee.
11.08    Small Accounts. Notwithstanding any other provision of this Plan, if the vested portion of the value of a Participant’s Account at the time the Participant ceases to be an Employee is, and at the time of any prior distribution or withdrawal was not, more than $5,000 or any other amount in effect under the PRIRC or ERISA at any given time, the Participant’s entire Account shall be distributed to the Participant, or the Beneficiary, as the case may be, as soon as practicable thereafter, without the consent of the Participant or the Participant’s spouse.
11.09    Direct Rollover Provisions. Notwithstanding any other provision of the Plan to the contrary, in lieu of receiving distribution in the form of payment provided under this Article, a “qualified distributee” may elect in writing, in accordance with rules prescribed by the Administrative Committee, to have any “eligible rollover distribution” paid directly by the Plan to an “eligible retirement plan” designated by the “qualified distribute.” Any such payment by the Plan to another “eligible retirement plan” shall be a direct rollover. The definitions of “eligible rollover distribution,” “eligible retirement plan,” and “qualified distributee” should be interpreted in accordance with Section 1081.01(b)(2) and the regulations to be issued under Section 1081.01(b)(2) of the PRIRC.
Notwithstanding the foregoing, to the extent permitted by the PRIRC or applicable provisions of ERISA, a “qualified distributee” may not elect a direct rollover with respect to an “eligible rollover distribution” if the total value of such distribution is less than $200. For purposes of this Section, the following terms have the following meanings:
(a)    An “eligible retirement plan” means an individual retirement account or annuity described in Section 1081.02 of the PRIRC or a retirement plan that is qualified under Section 1081.01(a) of the PRIRC, the terms of which permit acceptance of such direct rollover distribution.
(b)    An “eligible rollover distribution” means all or any portion of a total distribution of the balance of a Participant’s Account following a separation from service or plan termination that qualifies under the PRIRC for a direct rollover from the Plan to an "eligible retirement plan" (defined above) under the PRIRC.
(c)    A “qualified distributee” means a Participant and, to the extent permitted under the PRIRC, his surviving spouse, or his spouse or former spouse who is an alternate payee under a qualified domestic relations order, or the Participant’s death beneficiary, if he or she receives an “eligible rollover distribution” (defined above) and is entitled under the PRIRC to make a direct rollover to an “eligible retirement plan” (defined above).

ARTICLE XII
BENEFICIARY DESIGNATIONS
12.01    Participant’s Beneficiary.
(a)    Conditions Applicable to All Participants. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries to receive any benefit payable from the Participant’s Account on the Participant’s death. A Participant’s Beneficiary designation shall be made on a form prepared by, and delivered to, the Administrative Committee prior to the Participant’s death. The Participant may revoke or change this designation at any time prior to the Participant’s death by delivering a subsequent form to the Administrative Committee.
(b)    Additional Conditions Applicable to Married Participants. If the Participant is married, and if the Participant names a Beneficiary other than his or her surviving spouse as a primary Beneficiary, the Participant’s surviving spouse must waive his or her rights to the Participant’s Account in a written document, delivered to the Administrative Committee, that acknowledges the effect of the waiver, and that is witnessed by a notary public or Plan representative. In the waiver, the Participant’s surviving spouse must consent to the specific non-spouse Beneficiary or Beneficiaries named by the Participant, and to the form of benefit selected by the Participant, or the surviving spouse must acknowledge that he or she had the right to limit consent only to a specific non-spouse Beneficiary or Beneficiaries, and to a specific optional form of benefit, and voluntarily elected to relinquish that right.
(1)    Waiver Unnecessary. If the Participant is legally separated or abandoned (within the meaning of local law) and the Participant has a court order to that effect (and there is no qualified domestic relations order that provides otherwise), or the surviving spouse cannot be located, then a waiver need not be filed with the Administrative Committee when a married Participant names a Beneficiary other than his or her spouse.
(2)    New Spouse. Any waiver by a spouse obtained pursuant to these procedures (or establishment that the consent of a spouse could not be obtained) shall be effective only with respect to that spouse.
12.02    Primary and Secondary Beneficiaries. In the event that a Participant’s primary Beneficiary dies prior to distribution of the portion of the Participant’s Account to which the primary Beneficiary was entitled, the portion of the Participant’s Account to which the primary Beneficiary was entitled will be distributable to the remaining primary Beneficiaries or, if none, to the remaining secondary Beneficiaries. In the event that a Participant’s secondary Beneficiary dies prior to distribution of the portion of the Participant’s Account to which the secondary Beneficiary was entitled, the portion of the Participant’s Account to which the secondary Beneficiary was entitled will be distributable to the remaining secondary Beneficiaries or, if none, pursuant to the next section entitled Ineffective Designations.

12.03    Ineffective Designations. If a Participant who is married on the date of his or her death fails to properly name a Beneficiary, the Participant’s Beneficiary will be the Participant’s surviving spouse. If a Participant who is not married on the date of his or her death fails to properly name a Beneficiary, the Participant’s Beneficiary will be the Participant’s surviving issue by right of representation or, if no such issue survive the Participant, the Participant’s surviving parents, or if no such parents survive the Participant, the Participant’s estate.
If there is any discrepancy between ERISA and what is stated in this section of the Plan Document, ERISA statutes shall prevail.

ARTICLE XIII
CLAIMS PROCEDURE
13.01    Claims and Appeal Procedures.
(a)    Claims for Benefits. For purposes of the Plan, a claim for benefits is a written application for benefits filed with the Administrative Committee. In the event that any Participant or other payee claims to be entitled to a benefit under the Plan, and the Administrative Committee determines that such claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant within 90 days (180 days if special circumstances require) of receipt of such claim that his claim has been denied. The notice of denial will be written in a manner calculated to be understood by the claimant and will include the following information: (i) the specific reason for the denial; (ii) specific reference to those Plan provisions on which the denial is based; (iii) a description of any additional information necessary to perfect the claim and an explanation of why the information is necessary; and (iv) a description of the Plan’s review procedures, the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial of his claim on review.
Within 60 days after the mailing or delivery by the Administrative Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Administrative Committee, a review and/or hearing by the Administrative Committee of the decision denying the claim. The claimant may submit written comments, documents, records and other information relating to his or her claim, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant may also request that the Plan provide, free of charge, copies of all documents, records or other information relevant to his or her claim.
If the claimant fails to request such a review and/or hearing within such 60 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrative Committee is correct. If the claimant requests a hearing within such 60 day period, the Administrative Committee shall designate a time (which time shall be not less than 7 nor more than 60 days from the date of such claimant’s notice to the Administrative Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place.
After such review and/or hearing, the Administrative Committee shall determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination within 60 days of receipt of the claimant’s request for review and/or hearing (120 days if special circumstances require). In the case of a claim denial on review, the notice will be written in a manner calculated to be understood by the claimant and will include the following information: (i) the specific reason or reasons for denial; (ii) specific reference to those Plan provisions on which denial is based; (iii) a statement that the claimant is entitled to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim for benefits; and (iv) a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under ERISA Section 502(a).

(b)    Claims for Benefits Based on Disability. Any claim for benefits based on Disability will be reviewed under an expedited process similar to the one described above for regular claims. A claim is considered to be “based on Disability” if the claimant must be Disabled within the meaning of the Plan in order to receive the benefit. In the event that any Participant or other payee claims to be entitled to a benefit based on Disability under the Plan, and the Administrative Committee determines that such claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant within 45 days (or within up to two additional 30-day extensions, if special circumstances require) of receipt of such claim that his claim has been denied. The notice of denial will be written in a manner calculated to be understood by the claimant and will include the following information: (i) the specific reason for the denial; (ii) specific reference to those Plan provisions on which the denial is based; (iii) a description of any additional information necessary to perfect the claim and an explanation of why the information is necessary; (iv) a description of the Plan’s review procedures, the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial of his claim on review; (v) if an internal rule, guideline, or other similar criterion was relied upon in denying the claim, the notice will set forth the specific rule or guideline, or it will indicate that the rule or guideline was relied upon and that the claimant may receive a copy of the rule or guideline, free of charge upon request; and (vi) if a claim denial is based on a medical necessity or experimental treatment or a similar exclusion or limit, the notice will provide either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or it will contain a statement that such explanation will be provided free of charge upon request.
Within 180 days after the mailing or delivery by the Administrative Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Administrative Committee, a review and/or hearing by the Administrative Committee of the decision denying the claim based on Disability. The claimant may submit written comments, documents, records and other information relating to his or her claim, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant may also request that the Plan provide, free of charge, copies of all documents, records or other information relevant to his or her claim.
On review, the claimant’s claim based on Disability will be reviewed by a named fiduciary who is neither the individual who made the claim denial determination that is the subject of the appeal, nor the subordinate of that person. The named fiduciary reviewing a claim on appeal will not give deference to the initial adverse decision. In reviewing a claim denial determination that was based in whole or part on a medical judgment, the named fiduciary will consult with a health care professional who was not consulted in making the initial adverse benefit determination. Additionally, the Plan will provide for the identification of medical or vocational experts whose advice was obtained in making the initial claim denial decision.
If the claimant fails to request such a review and/or hearing within the 180 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrative Committee is correct. If such claimant requests a hearing within such 180 day period, the Administrative Committee shall designate a time (which time shall be not less than 7 nor more than 45 days from the date of such claimant’s notice to the Administrative Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place.
After such review and/or hearing, the Administrative Committee shall determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination within 45 days of receipt of the claimant’s request for review (90 days if special circumstances require). A notice of denial on review will be written in a manner calculated to be understood by the claimant and will include the following information: (i) the specific reason or reasons for denial; (ii) specific reference to those Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim for benefits; (iv) a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under ERISA Section 502(a); (v) if an internal rule, guideline or other similar criterion was relied upon in denying the claim, the notice will include the rule or guideline, or a statement that such rule or guideline will be provided to the claimant free of charge upon request; (vi) if the claim denial is based on medical necessity or experimental treatment or similar exclusion or limit, the notice will include an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and (vii) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
13.02    Appointment of Accountant. The Company shall engage a “qualified public accountant” to prepare such audited financial statements of the operation of the Plan as shall be required by ERISA.
13.03    Fiduciary Duty. Each fiduciary under the Plan shall discharge his duties and responsibilities with respect to the Plan in accordance with the applicable standard of care established by ERISA.
Each fiduciary shall have only those duties and responsibilities as are specifically given to him or it under the Plan or Trust Agreement or delegated to him or it by another fiduciary. Except as provided by law, no fiduciary shall be responsible for the act or failure to act of any other fiduciary.

ARTICLE XIV
ALIENATION AND QUALIFIED DOMESTIC RELATIONS ORDER PROVISIONS
14.01    Prohibition. No person entitled to any benefits under this Plan shall have the right to alienate, pledge, or encumber his or her interest in such benefits; such benefits shall not be subject to the claims of creditors or liable to attachment, execution, or other process of law; and all benefits due, or which may become due, to Participant or Beneficiary shall be payable and deliverable only to that Participant or Beneficiary. Notwithstanding the preceding sentence, the Plan shall honor properly executed federal tax levies and executions on federal tax judgments; Qualified Domestic Relations Orders as defined in ERISA section 206(d); a Participant’s or Beneficiary’s direction to pay Plan benefits to a third party (with spouse consent); and the provisions of this Plan regarding distributions to minors and to incompetent persons.
14.02    Qualified Domestic Relations Order Exception. The Administrative Committee shall have full discretionary authority to establish procedures for determining, and to determine, whether a domestic relations order constitutes a Qualified Domestic Relations Order.
(a)    Rights of Alternate Payee. All rights and benefits, including elections, provided to a Participant and a Beneficiary under the Plan shall be subject to the rights and benefits afforded an alternate payee pursuant to a Qualified Domestic Relations Order with respect to the Participant’s Account.
(b)    Early Distribution. An alternate payee may receive a distribution from the Plan if the distribution is authorized by a Qualified Domestic Relations Order, even if the affected Participant would not be eligible to receive a similar distribution from the Plan at that time.

ARTICLE XV
TRUST AGREEMENT
The Company shall select and appoint a Trustee to hold the assets of the Plan, and the Company shall enter into a Trust Agreement with the Trustee, to provide for the investment and record keeping of the Plan assets. The Trust Fund shall be administered by the Trustee in accordance with the terms and provisions of the Trust Agreement.

ARTICLE XVI
ADMINISTRATION OF THE PLAN
16.01    Plan Administrator. The Administrative Committee shall be the named fiduciary and Plan Administrator of the Plan and shall have the responsibilities and powers set forth in this Article XVI.
16.02    Appointment of the Administrative Committee. The Administrative Committee shall initially consist of at least three but no more than five members that shall be appointed by the Vice President – Human Resources of the Company provided that such appointments satisfy the requirements of the Administrative Committee’s charter. The Administrative Committee shall establish rules for the transaction of its business, appointment and replacement of its members, and rules and procedures governing participant elections and other matters under the Plan.
The Administrative Committee shall have the exclusive right and the full and absolute discretionary authority to interpret, construe and enforce Plan provisions, and to hear, review, determine and resolve all questions, claims, disputes or appeals arising under or in connection with the operation and administration of the Plan. Such decisions, actions and records of the Administrative Committee shall be conclusive and binding upon the Company, the Employers and all persons having or claiming to have any right or interest in or under the Plan. Any member of the Administrative Committee may resign by delivering his written resignation to the Chair of the Administrative Committee with a copy to the Benefits Oversight Committee.
16.03    Administrative Committee’s Powers. Except as otherwise provided in the Plan, the Administrative Committee shall have the right to exercise, in a uniform and nondiscriminatory manner, full discretion with respect to the administration, operation, and interpretation of the Plan. Without limiting the generality of the foregoing rights, the Administrative Committee shall have full power and discretionary authority to:
(a)    require any person to furnish such information as the Administrative Committee may request from time-to-time and as often as the Administrative Committee determines reasonably necessary for the purpose of proper administration of the Plan and as a condition to the individual’s receiving benefits under the Plan;
(b)    make and enforce such rules and prescribe the use of such forms as the Administrative Committee determines reasonably necessary for the proper administration of the Plan;
(c)    interpret the Plan and decide all matters arising under the Plan, except with respect to matters that are delegated to third parties, including the right to remedy possible ambiguities, inconsistencies, or omissions;
(d)    determine all questions concerning the eligibility of any individual to participate in, be covered by, and receive benefits (except with respect to matters that are delegated to third parties) under the Plan pursuant to the provisions of the Plan;

(e)    determine whether objective criteria set forth in the Plan have been satisfied respecting any term, condition, limitation, exclusion, and restriction or waiver thereof;
(f)    delegate to other person(s) any duty that otherwise would be a fiduciary responsibility of the Administrative Committee under the terms of the Plan;
(g)    engage the services of such person(s) and entity or entities as it deems reasonably necessary or appropriate in connection with the administration of the Plan;
(h)    make amendments to the Plan as may be reasonably necessary or appropriate to carry out the intent of the Employer in its capacity as Plan sponsor, provided that such amendments are not reasonably expected to result in an increase in cost or expense to the Company or its affiliates of $50,000 or more in any Plan Year;
(i)    pay all reasonable and appropriate expenses in connection with the management and administration of the Plan including, but not limited to, premiums or other considerations payable under the Plan and fees and expenses of any actuary, accountant, legal counsel, or other specialist engaged by the Administrative Committee;
(j)    make all reports or other filings necessary for the Plan to meet both the reporting and disclosure requirements and other filing requirements of ERISA which are the responsibility of “plan administrators” under ERISA; and.
(k)    produce and disseminate reporting required by ERISA, and implement required communications to participants and beneficiaries of the Plan.
16.04    Finality of Decisions. The Administrative Committee shall have full power, authority and discretion to enforce, construe, interpret and administer the Plan. To the extent permitted by law, all findings of fact, determinations, interpretations and decisions of the Administrative Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
16.05    Compensation, Bonding and Liability Insurance. Unless otherwise agreed to by the Company, the Administrative Committee shall serve without compensation for services as such, but all reasonable expenses incurred in the performance of the Administrative Committee’s duties shall be paid by the Company. Unless otherwise determined by the Company or unless required by federal or state law, the Administrative Committee shall not be required to furnish bond or other security in any jurisdiction. The Company may obtain liability coverage at the Company’s expense to insure any Employee serving as a member of the Administrative Committee against legal liability that may arise from serving on or performing duties for the Administrative Committee.
16.06    Payment of Expenses. In addition to the contributions hereunder, the Company may determine that payment of the administrative expenses of the Plan, including, without limitation, legal, accounting, benefit calculations, recordkeeping, and actuarial fees and fees and expenses of the Trustee, shall be paid by the Company or from the Trust Fund, but if such fees and expenses are not paid by the Company, they shall be paid out of the Trust Fund.
16.07    Indemnification. To the maximum extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Benefits Oversight Committee, Investment Committee and Administrative Committee, and each director, officer, or employee of the Company, against any and all claims, demands, lawsuits, losses, liabilities, damages, costs and expenses, including counsel fees, incurred by such person and any liability, including any amount paid in settlement with the Benefits Oversight Committee’s, Investment Committee’s or Administrative Committee’s approval, arising from the person’s action or failure to act relating to the Plan and/or Trust Fund. To the maximum extent permitted by applicable law, no member of the Benefits Oversight Committee, Investment Committee or Administrative Committee or any other director, officer, or employee of the Company shall be liable for any act or omission of any other member of the Benefits Oversight Committee, Investment Committee or Administrative Committee or other director, officer, or employee of the Company. The rights of indemnification provided hereunder shall be in addition to and without limiting any right to which any person concerned may otherwise be entitled to by contract or through the Company’s certificate of incorporation or bylaws, including, without limitation, the right to receive advances in respect of indemnification rights, or as a matter of law, and shall inure to the benefit of the heirs, executors, and administrators of any such person. The Board of Directors, at the Company’s or any Company’s expense, may settle any such claim or demand asserted, or suit or proceeding brought, against any member of the Benefits Oversight Committee, Investment Committee or Administrative Committee (or its or their delegate) when such settlement appears to be in the best interest of the Company. The foregoing indemnification shall also extend to any individual (or the members of any committee) who is delegated any fiduciary responsibility under this Plan by the Benefits Oversight Committee, Investment Committee or Administrative Committee. Nothing in this Section shall be deemed an admission or construed as evidence that an individual or committee that is the subject of this Section is a Plan fiduciary for any particular circumstance or purpose.
16.08    Liability for Trustee Actions. Neither the Participating Companies nor the Benefits Oversight Committee, Administrative Committee or Investment Committee shall be responsible or held liable for a failure to carry out the provisions of ERISA, PRIRC or this Plan when such failure is directly or indirectly caused by an error, delay or omission on the part of the Trustee through which a Participating Company or the applicable committee may act.

ARTICLE XVII
AMENDMENTS TO THE PLAN
17.01    Power.
(a)    The Company and the Benefits Oversight Committee reserve the power, at any time or times, to amend, either prospectively or retroactively, the provisions of the Plan to any extent and in any manner that it shall deem advisable. Upon adoption, an amendment will become effective in accordance with its terms as to all persons having or claiming any interest under the Plan.
(b)    The Administrative Committee reserves the right at any time and from time-to-time to modify or amend in whole or in part any or all of the provisions of this Plan, provided that such amendment is not reasonably expected to result in an increase in cost or expense to the Company or its affiliates of $50,000 or more in any Plan Year.
17.02    Appointment of the Benefits Oversight Committee. The Benefits Oversight Committee shall initially consist of at least three but no more than five voting members that shall be appointed by the Vice President – Human Resources of the Company, provided that such appointments satisfy the requirements of the Benefits Oversight Committee’s charter. The Benefits Oversight Committee shall establish rules for the transaction of its business, appointment and replacement of its members, and rules and procedures governing participant elections and other matters under the Plan.
17.03    Limitations. Except as provided elsewhere in this Plan, no Plan amendment shall operate to (a) cause any part of the Trust Fund to revert to or be recoverable by a Participating Company or to be used for, or diverted to, purposes other than the exclusive benefit of Participants and their Beneficiaries and the payment of reasonable expenses incurred in administering the Plan, (b) reduce the then outstanding balances of Participants’ Accounts, or (c) change the duties, responsibilities of the Trustee without the written consent of the Trustee.

ARTICLE XVIII

DISCONTINUANCE OF CONTRIBUTIONS,
PLAN TERMINATION, MERGERS AND TRANSFERS
18.01    Power. Each Participating Company has adopted the Plan with the intention that it will be able to make contributions indefinitely, but no Participating Company is, or shall be under any obligation or liability whatsoever to continue its contributions or to maintain the Plan for any given length of time, and any Participating Company may, in this sole discretion, discontinue contributions, in whole or in part, at any time with respect to its own Employees without any liability whatsoever for such discontinuance or termination.
18.02    Effect of Discontinuance. If any Participating Company decides to discontinue further contributions to the Plan, then no further contributions to the Plan shall be made by such Participating Company or its Employee-Participants, but the duties of the applicable committees and the Trustee under the Plan shall continue as before, and the provisions of the Plan and the Trust (other than the provisions for contributions) shall remain in force. Any unallocated funds existing in the Trust Fund on the date of discontinuance of contributions shall be allocated to all Accounts outstanding on such date, in accordance with the provisions of the Plan.
18.03    Effect of Termination. The Company and the Benefits Oversight Committee reserve the right to terminate the Plan at any time. If the Plan is terminated completely, or if there is a partial termination of the Plan with respect to the Employees of one or more Participating Companies, the Administrative Committee shall value the assets of the Trust Fund and the Accounts of all Participants as of the date of termination and, after satisfying current obligations of the Plan and setting aside funds for anticipated future obligations of the Trust, including Accounts outstanding at the date of termination and as soon as the Puerto Rico Department of the Treasury determines in writing that such termination will not adversely affect the prior qualification of the Plan under the PRIRC, in accordance with the provisions of the Plan, the net increase or decrease in the fair market value of the Trust Fund since the immediately preceding Valuation Date shall be allocated to each Participant’s Account.
18.04    Determination of Partial Termination. A partial termination of the Plan shall not be deemed to occur solely by reason of the sale or transfer of all or substantially all of the assets of a Participating Company, but shall be deemed to occur only if there is a determination, either made or agreed to by the Administrative Committee, or made by the Department of Treasury of the Commonwealth of Puerto Rico and upheld by a decision of a court of last resort, that a particular event or transaction that has transpired (including the sale or transfer of all or substantially all of the assets of a Participating Company) constitutes a partial termination.
18.05    Mergers and Transfers. The Company or the Benefits Oversight Committee may merge or consolidate this Plan with another Puerto Rico tax-qualified retirement Plan and the Plan’s assets and liabilities may be transferred to any other Puerto Rico Qualified Retirement Plan. Each Participant shall be entitled to receive from this Plan, or from the surviving or transferee Plan, a benefit immediately after the merger, consolidation or transfer (if such Plan were then terminated) that is equal to or greater than the benefit such Participant would have been entitled to receive under this Plan if this Plan had been terminated immediately prior to such merger, consolidation or transfer. To the extent feasible, as determined by the Administrative Committee and requested by the Participant, the assets allocated to a Participant’s Account shall be transferred in kind. To the extent not transferred in kind, such assets shall be liquidated and the cash proceeds shall be transferred.

ARTICLE XIX

MISCELLANEOUS
19.01    Limitation of Rights. Participation in this Plan shall not give to any Employee the right to be retained by the Participating Company or any right or interest in the Plan other than as provided in the Plan document.
19.02    Satisfaction of Claims. Any payment to a Participant or the Participant’s legal representative or Beneficiary, in accordance with the terms of this Plan and the Trust Agreement, shall, to the extent thereof, be in full satisfaction of all claims such person may have against the Trustee, any applicable committee and all Participating Companies, any of whom may require the Participant, the Participant’s legal representative or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, the applicable committee or a Participating Company, as the case may be.
19.03    Construction. The Plan shall be construed, administered and governed in all respects in accordance with ERISA and other pertinent federal laws and in accordance with the laws of the Commonwealth of Puerto Rico to the extent not preempted by ERISA; provided, however, that if any provision is susceptible of more that one interpretation, such interpretation shall be given thereto as is consistent with the intent that this Plan and the Trust be exempt from Puerto Rico income tax. The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan.
19.04    Severability. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.
19.05    Source of Benefits. All benefits payable under the Plan shall be paid and provided for solely from the Trust Fund, and the Participating Companies assume no liability or responsibility therefor.
19.06    Condition on Employer Contributions. Notwithstanding anything to the contrary contained in the Plan or the Trust Agreement, any contribution of a Company hereunder is conditioned upon the continued qualification of the Plan and exempt status of the Trust under PRIRC Section 1081.01(a) and IRC Section 501(a) (by reason of ERISA Section 1022(i)(1) without the need for an election under ERISA Section 1022(i)(2)), and the deductibility of the contribution under PRIRC. To the extent any such deduction is disallowed, the Company may within one (1) year following a final determination of the disallowance, whether by agreement within the Department of Treasury or by final decision of a court of competent jurisdiction, demand repayment of such disallowed contribution and the Trustee shall return such contribution within one (1) year following the disallowance. If this Plan does not qualify under PRIRC, the Trustee shall return contributions to the Participating Companies within one year after the date of final denial of qualification of the Plan. Except as otherwise provided in this Section and 5.06 or as provided by applicable law, in no event shall any portion of the property of the Trust ever revert to or otherwise inure to the benefit of a Company or any Participating Company. In addition, to the extent required by PRIRC, contributions of a Participating Company shall be conditioned upon the current or accumulated profits of the PRIRC or the Company and Participating Companies.
19.07    Compliance with USERRA. Notwithstanding any provision of the Plan to the contrary, with regard to a Participant who, after serving in the uniformed services, is reemployed within the time required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), contributions shall be made and benefits and service credit shall be provided under the Plan with respect to his or her qualified military service (as defined in Section 414(u)(5) of the US Code) in accordance with Section 414(u) of the US Code. Furthermore, notwithstanding any provision of the Plan to the contrary, Participant loan payments may be suspended during a period of qualified military service.